EXHIBIT 99.1

Contact:
BSQUARE Corporation
Scott Mahan, CFO
(425) 519-5900
investorrelations@bsquare.com

BSQUARE Reports Fourth Quarter Results for 2003
Best Top-Line Results in Eight Quarters

BELLEVUE, WA, January 29, 2004 — – BSQUARE Corporation (Nasdaq: BSQR) today reported financial results for the fourth quarter and year ended December 31, 2003. Revenue for the fourth quarter of 2003 was $10.8 million compared to revenue of $9.4 million in the prior quarter. Net loss for the quarter was $3.4 million ($0.09 per diluted share) compared to a net loss of $3.0 million ($0.08 per diluted share) in the prior quarter. In the fourth quarter of 2002, the company reported revenue of $9.3 million and a net loss of $11.1 million ($0.30 per diluted share).

For the year ended December 31, 2003, the company reported revenue of $37.6 million and a net loss of $13.7 million ($0.37 per diluted share). This compares to 2002 revenue of $37.5 million and a net loss of $73.5 million ($2.02 per diluted share), including $14.9 million ($0.41 per diluted share) due to the cumulative effect of a change in accounting principle related to goodwill.

“This was the company’s best top-line quarter since the third quarter of 2001, 8 quarters ago,” said Brian Crowley, president and chief executive officer. “Our continuing software and service business reported year-over-year growth. Although the overall revenue increase from 2002 to 2003 is small, it is significant considering we experienced an $8.2 million decrease in revenue from the discontinued Microsoft tools consulting business from 2002 to 2003. Clearly, these results reflect a dramatic change in our business mix over the last 18 months. The top-line results, coupled with the dramatic reduction in our loss year-over-year, reflects both growing acceptance of our software and service offerings by smart device makers as well as operational improvements resulting from turnaround initiatives.”

In the fourth quarter of 2003, software sales of $8.6 million, including $7.6 million of Microsoft Windows embedded software, were up 21 percent from $7.1 million in the prior quarter. Software sales increased to $28.2 million for the year, up 45 percent from the prior year. Of that total, $24.6 million was attributable to sales of Microsoft Windows embedded software.

Crowley said, “BSQUARE is one of Microsoft’s largest value-added partners worldwide for sales of Microsoft Windows Embedded software. In addition to providing a consistent revenue stream with potential for further growth, our partnership with Microsoft generates new business opportunities through customer leads and joint marketing activities.”

The number of SDIO Now! enabled devices in the market place continued to expand. Six companies became BSQUARE SDIO Now! licensees during the fourth quarter, including Compal Electronics, Dell Computer Corporation, and Intel Corporation. Over 16 new Microsoft Windows Mobile for Pocket PC and Smartphone devices with SDIO Now! were shipped by Dell, Hewlett-Packard, HTC and others in the quarter.

While service revenue for the quarter was $2.1 million versus $2.3 million in the third quarter of 2003, the fourth quarter of 2003 marked the beginning of a turnaround for BSQUARE’s service business. During the quarter, we added new management and a number of issues affecting the group’s profitability are being addressed. The service business is showing improvements in utilization of resources, pricing and contract management. Year over year, service revenue was down from $18.0 million in 2002 to $9.4 million in 2003, which included the aforementioned decrease in the discontinued Microsoft tools consulting business of $8.2 million.

BSQUARE’s service organization is at the forefront of helping our customers bring cutting-edge smart devices to the marketplace. During the year, BSQUARE provided service solutions to a variety of new customers developing smart devices ranging from rugged military handhelds, new phones based on Windows Mobile for Smartphone, Pocket PC-based industrial data collection devices, retail point-of-sale systems, kiosks, and convergent home entertainment devices.

According to Crowley, the growth of software sales had a positive impact on the company’s service business. “Our software sales and overall market support of Microsoft technologies are assisting our advancement of developing service solutions for smart device makers. We anticipate that in 2004 we will see more software customers take advantage of our services capabilities.”

In the fourth quarter, the company shipped its first units of the Power Handheld device to seed customers’ initial requirements. “It’s a major achievement to ship our first customer units. We also recognize that the success of Power Handheld is dependent upon the enterprise market initiatives of our customers,” Crowley said. “However, our market entry with Power Handheld is taking longer than expected while expenses and cash needs to meet the requirements of production are growing. As previously announced, our board of directors has formed a strategic planning committee chartered with exploring strategic financing options for the Power Handheld due to the significant working capital needs of this business.”

Scott Mahan, BSQUARE’s chief financial officer, said that the company’s continued focus on operational efficiencies as part of the turnaround plan has paid dividends at the operating expense level. “Year over year, research and development and selling, general and administrative expenses were down an aggregate of $12.7 million. R&D and S,G &A expenses were up from a total of $5.1 million in the third quarter to $5.5 million in the fourth quarter of 2003. Of this increase, $100,000 related to increased S,G &A expenses in Japan while a $300,000 increase in R&D expenses associated with the launch of the Power Handheld device accounted for the remainder. Over $2.4 million of the fourth quarter R&D and S,G &A expenses were attributable to the Power Handheld business.

Additionally, we continue to address expenses in areas that won’t impact our long-term growth potential. To this end, the company is in the process of closing its Japan operation. Completion of the closure is expected in the first quarter of 2004. Mahan added, “Operating losses at the under-performing Japan operation totaled $2.0 million in 2003; of that, $900,000 occurred in the fourth quarter of 2003, including $400,000 of restructuring expenses. Remaining closure costs in 2004 are not expected to be material.” Mahan also commented that BSQUARE Taiwan’s operation will remain unaffected and sales opportunities in Japan will be addressed through Taiwan and U.S. operations.

Included in operating expenses for the fourth quarter of 2003 is a net restructuring credit of $540,000. Restructuring expenses of $400,000 from the Japan operation closure were offset by a credit of over $940,000 related to the reversal of an excess facilities restructuring reserve.

During the fourth quarter of 2003, the company used $5.2 million in cash, of which $3.0 million was used to fund operations, while $2.2 million funded inventory purchase commitments of Power Handheld inventory. At December 31, 2003, BSQUARE had a balance of $17.7 million in cash and cash equivalents, restricted cash and short-term investments, as compared with $22.9 million at the end of the third quarter of 2003.

Crowley concluded, “2003 was a year of transition for BSQUARE on many fronts. As we move into 2004, we remain very excited about the prospects for our business and dedicated to our goal of reaching profitability.”

Conference Call

Management will host the conference call today, Thursday, January 29, 2004, at 2:00 PM Pacific Standard Time. To access the call, please dial (706) 634-1118 and reference BSQUARE or confirmation #: 4963111. The call may also be accessed by web cast at www.BSQUARE.com in the investor relations section. A web cast replay will be available for one year following the call.

About BSQUARE

BSQUARE is a leading global provider of software, engineering services and consulting for the smart device market. Since 1994, BSQUARE has delivered world-class device makers with the building blocks necessary to design, develop, and test innovative products quickly and cost effectively. A sample of BSQUARE customers includes Motorola, Hewlett-Packard, Texas Instruments, Vodafone U.K., HTC, Microsoft and others. BSQUARE is one of Microsoft’s largest value-added partners worldwide for Windows Embedded software, a Gold-level Systems Integrator of the year, and a leading Windows Mobile solutions provider for Smartphone and PocketPC. The company’s SDIO Now! technology has been adopted by over 50 top-tier smart device makers. For more information, visit BSQUARE at www.bsquare.com or call 888-820-4500.

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our sales, customer prospects, profitability, financial goals, revenue targets, cash usage, projected financial results and outlook and financing options for our Power Handheld business. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include a decline in the market for our products, including the Power Handheld, technology licenses and services; a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; adverse changes in macro-economic conditions; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; risks associated with the effects of our restructurings; and our ability to successfully support our operations, competition and intellectual property risks. In addition, demand for our Power Handheld based devices is uncertain and will be affected by a variety of business and economic conditions, including customer-ordering patterns. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2002 in the section entitled “Risk Factors” and in our subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

ASSETS	December 31,	December 31,
	2003	2002

Current assets:
Cash and cash equivalents	$5,700	$11,041
Restricted cash	3,906	2,582
Short-term investments	8,139	18,444
Accounts receivable, net	6,362	6,494
Inventory	327	—
Tax receivable	155	2,934
Prepaids and other current assets	2,793	1,966

Total current assets	27,382	43,461
Furniture, equipment and leasehold improvements, net	1,581	3,124
Restricted cash	—	3,358
Investments	—	210
Intangible assets, net	266	850
Deposits and other assets	1,001	2,566

Total assets	$30,230	$53,569

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,457	$1,942
Accrued compensation	1,031	3,079
Restructuring costs, current portion	1,433	5,659
Other accrued expenses	3,373	3,204
Deferred revenue	1,296	1,620

Total current liabilities	10,590	15,504
Restructuring costs, net of current portion	—	5,431

Total liabilities	10,590	20,935

Shareholders’ equity:
Preferred stock, no par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, no par value: authorized 150,000,000 shares, issued and outstanding, 37,503,176 shares as of December 31, 2003 and 36,968,128 shares as of December 31, 2002	117,889	117,149
Deferred stock-based compensation	—	(15)
Accumulated other comprehensive loss	(392)	(325)
Accumulated deficit	(97,857)	(84,175)

Total shareholders’ equity	19,640	32,634

Total liabilities and shareholders’ equity	$30,230	$53,569

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,

	2003	2002	2003	2002

Revenue:
Software	$8,593	$6,816	$28,163	$19,478
Service	2,092	2,468	9,379	18,028
Hardware	73	—	73	—

Total revenue	10,758	9,284	37,615	37,506

Cost of revenue:
Software	6,667	5,246	21,233	13,948
Service	2,423	3,356	9,740	16,847
Hardware	59	—	59	—

Total cost of revenue	9,149	8,602	31,032	30,795

Gross profit	1,609	682	6,583	6,711
Operating expenses:
Research and development	2,422	3,902	9,809	16,692
Selling, general and administrative	3,038	4,261	13,364	19,230
Acquired in-process research and development	—	—	—	1,698
Amortization of intangible assets	145	138	583	1,380
Impairment of goodwill and other intangible assets	18	—	453	6,472
Restructuring and other related charges (credit)	(544)	4,159	(2,960)	16,249

Total operating expenses	5,079	12,460	21,249	61,721

Loss from operations	(3,470)	(11,778)	(14,666)	(55,010)
Other income (expense), net	105	270	1,059	(1,900)

Loss before income taxes and cumulative effect of change in accounting principle	(3,365)	(11,508)	(13,607)	(56,910)
Income tax (expense) benefit	(6)	428	(75)	(1,696)

Loss before cumulative effect of change in accounting principle	(3,371)	(11,080)	(13,682)	(58,606)
Cumulative effect of change in accounting principle	—	—	—	(14,932)

Net loss	$(3,371)	$(11,080)	$(13,682)	$(73,538)

Basic and diluted loss per share:
Loss before cumulative effect of change in accounting principle	$(0.09)	$(0.30)	$(0.37)	$(1.61)
Cumulative effect of change in accounting principle	—	—	—	(0.41)

Basic and diluted loss per share	$(0.09)	$(0.30)	$(0.37)	$(2.02)

Shares used in calculation of loss per share:
Basic and diluted	37,474	36,912	37,270	36,413